UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

ANNTAYLOR STORES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Names or Former Addresses, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

AnnTaylor Stores Corporation (the “Company”) issued a Press Release, dated March 6, 2009. A copy of the Press Release is appended to this report as Exhibit 99.1 and is incorporated herein by reference.

The Press Release furnished with this report contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company is providing operating income, net income and earnings per share data for the quarters and years ended January 31, 2009 and February 2, 2008 that exclude costs associated with the Company’s previously-announced restructuring program, as well as goodwill and asset impairment charges. The Company believes that these non-GAAP financial measures assist the reader’s understanding of its continuing business operations by removing the impact of the restructuring charges and other impairment charges. These measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 5, 2009, AnnTaylor, Inc., a wholly-owned subsidiary of the Company, accessed $125 million in principal amount under its existing $250 million senior secured revolving credit facility (the “Facility”) to safeguard against ongoing uncertainty in the credit market, and as a cushion, in the event the Company needs incremental capital in the coming months to cover its typical working capital build for Spring. The Facility, which expires in 2013, is led by a diversified consortium of banks headed by Bank of America, JP Morgan and Wells Fargo. The Facility was established pursuant to the Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of April 23, 2008, by and among certain subsidiaries of the Company, the financial institutions from time to time parties thereto, Bank of America, N.A., as Administrative and Collateral Agent, and JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and RBS Citizens, N.A., as Syndication Agents. The $125 million revolving loan will bear interest at LIBOR plus 1.25% (currently 1.76%).

The Credit Agreement is described under Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2008, which description is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 6, 2009, the Company announced an expansion of the store closure component of its multi-year, strategic restructuring program first announced in January 2008. As a result, the Company now expects to close 163 stores, versus the 117 stores previously identified for closure.

In connection with the restructuring program, the Company recognized approximately $28.8 million in incremental non-cash charges during the fourth quarter of fiscal 2008 primarily due to the write-down of store assets. The Company also recognized approximately $4.2 million in cash charges related to severance and other costs associated with the restructuring program.

Total one-time costs associated with the Company’s restructuring program are now expected to be approximately $95-100 million, with $92 million of these restructuring costs already incurred over the fiscal 2007-2008 period. The balance of $3 to $8 million, primarily cash expenditures, is expected to be incurred in fiscal 2009 and fiscal 2010. Of the total program costs, approximately $65 million are expected to be non-cash costs primarily related to the write-down of assets associated with store closures. The balance of the program costs are cash charges primarily related to severance and other costs to implement the restructuring program.

The above estimated costs and charges are preliminary and may vary materially based on various factors, including timing in execution of the restructuring program and changes in management’s assumptions and projections.

Item 2.06	Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by AnnTaylor Stores Corporation on March 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNTAYLOR STORES CORPORATION

	By:	/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Executive Vice President,
Date: March 6, 2009		General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by AnnTaylor Stores Corporation on March 6, 2009.

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